UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2006

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1201 Charleston Road

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Omnicell, Inc. (the “Company”) has entered into a Separation Agreement and General Release (the “Agreement”) with Gary Wright in connection with his resignation as the Company’s Executive Vice President Worldwide Sales and Marketing, effective March 31, 2006 (the “Effective Date”). The Agreement provides for (i) a cash severance payment of $456,000 to Mr. Wright, (ii) acceleration of 136,161 shares subject to outstanding stock options granted to Mr. Wright at exercise prices ranging from $3.03 to $13.16 per share, (iii) payment by the Company of Mr. Wright’s health insurance premiums to continue Mr. Wright’s group health care coverage pursuant to federal COBRA law, until the earlier of (x) eighteen (18) months following the Effective Date or (y) the date upon which Mr. Wright becomes eligible for health insurance coverage from another employer, and (iv) payment for outplacement services for a period of up to twelve (12) months following the Effective Date.

In addition to the above provisions, the Agreement contains (i) a general release of all known and unknown claims by Mr. Wright in favor of the Company, its employees, successors and assigns, and other specified persons, and (ii) an agreement by Mr. Wright that he will not, either directly or indirectly. solicit, induce, recruit or encourage (x) any of the Company’s employees or exclusive consultants to leave their employment of the Company or (y) any customer or potential customer of the company to terminate its business relationship, business or patronage with the Company, each for a period of twelve (12) months from the Effective Date.

A copy of the Separation Agreement and General Release is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Separation Agreement and General Release by and between the Company and Gary Wright.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: April 4, 2006	By:	/s/ Dan S. Johnston
Dan S. Johnston,
Senior Vice President
and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Separation Agreement and General Release by and between the Company and Gary Wright.